Exhibit 99.1

NEWS RELEASE

25881 INDUSTRIAL BLVD., HAYWARD, CA 94545

MAIN 510-782-2286    FAX 510-782-2287    WWW.SOLTA.COM

SOLTA MEDICAL TO ACQUIRE CLRS TECHNOLOGY

Company Becomes an Early-Entrant in the Personal Care Aesthetics Market

HAYWARD, Calif., October 18, 2010 – Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today announced it has acquired privately-held CLRS Technology, a provider of personal care solutions based in Costa Mesa, California.

CLRS Technology’s premier device, CLARO®, is a personal care acne system that is based on the same Intense Pulsed Light (IPL) technology used by skin experts worldwide. CLARO is the only FDA cleared over-the-counter IPL device that uses a powerful combination of both heat and light to clear skin quickly and naturally.

“The addition of the CLARO brand to the Solta Medical family further illustrates our strategy to broaden our portfolio of superior aesthetics solutions,” said Stephen J. Fanning, Chairman of the Board, President and CEO of Solta Medical. “Treatment of acne with our current physician-led product, Isolaz, provides patients an effective alternative to oral drug treatments and their associated side effects. With CLARO, we will be able to provide patients access to clinically proven technology in the comfort of their own home. Our goal is to extend the success that we have demonstrated during the past year with the Thermage, Fraxel, and Isolaz brands, to the personal care space with CLARO.”

Under the terms of the acquisition, Solta acquired CLRS for the payment of approximately $1.1 million of debt at the closing and potential future payments based on CLRS revenue and operating income through the end of 2011.

“We are very excited about becoming part of Solta Medical,” said Richard Oberreiter, CEO and Founder of CLRS Technology. “We have spent several years developing the CLARO technology and building relationships with retailers. We believe that under the Solta Medical umbrella, CLARO can achieve its full market potential, both in the U.S. and abroad.”

About Solta Medical, Inc.

Solta Medical is a global leader in the medical aesthetics market providing innovative, safe, and effective anti-aging solutions for patients that enhance and expand the practice of medical aesthetics for physicians. The company offers products to address a range of skin issues under the industry’s three premier brands: Thermage®, Fraxel® and Isolaz®. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Isolaz is the only laser or light based system for the treatment of mild-to-moderate inflammatory acne, as well as comedonal acne and pustular acne. Since 2002, approximately one million Thermage, Fraxel and Isolaz procedures have been performed in over 100 countries. For more information about Solta Medical, call 1-877-782-2286 or log on to www.solta.com.

About CLRS

CLRS Technology was founded by Richard Oberreiter, James Kraushaar, and Richard Clement, M.D. to develop and market innovative medical devices that offer at-home solutions for common skin and health related ailments. The company’s premier product, CLARO®, is the only hand-held IPL medical device to use heat and light to clear acne quickly and naturally. Recognizing the traumatic physical and emotional components of the disease, the CLARO will address a need in the marketplace for a truly effective home-use acne treatment tool that is based on the same technologies previously only available to physicians. The IPL system used in the CLARO – which harnesses both heat and light to clear acne — is more sophisticated than other acne treatment devices that use either heat or light.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding anticipated market potential and worldwide distribution. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’ actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the possibility that the market for the sale of these products and initiatives does not develop as expected, the remaining risks and uncertainties with the integration process, and the risks relating to Solta Medical’s ability to achieve its financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical’ business and its financial results are detailed in its Form 10-K for the year ended December 31, 2009, its Form 10-Q for the quarter ended March 31, 2010, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Jack Glenn, Chief Financial Officer of Solta Medical, Inc.,

+1-510-786-6890; or

INVESTORS:

Doug Sherk,

dsherk@evcgroup.com,

EVC Group, +1-415-896-6820, for Solta Medical, Inc.